Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

dated

October 12, 2016,

by and between

LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC

as Buyer,

and

RECURRENT ENERGY LANDCO LLC

as Seller

i

	10.9	Condemnation and Expropriation	15
	10.10	Employee Matters	15
	10.11	Tax Matters	15
	10.12	Environmental Matters	16
	10.13	No Material Adverse Change	17
	10.14	Insurance	17
	10.15	Financial Information	17
	10.16	Patriot Act Compliance	17
	10.17	Seller’s Knowledge	17
	10.18	Survival and Limitation of Liability	18

11.	BUYER’S REPRESENTATIONS AND WARRANTIES		18
	11.1	Due Organization	18
	11.2	Buyer’s Authority; Validity of Agreements	18
	11.3	Patriot Act Compliance	19
	11.4	Survival	19

12.	INDEMNIFICATION		19
	12.1	Indemnification by Seller	19
	12.2	Indemnification by Buyer	20
	12.3	Damages Disallowed	20

13.	OTHER COVENANTS AND AGREEMENTS		20
	13.1	Operations	20
	13.2	Government Filings	21
	13.3	Grant of Easements	21
	13.4	Option to Repurchase Properties	22
	13.5	Audit Cooperation by Seller	22
	13.6	Tax Matters	22
	13.7	Certificate of Compliance	26

14.	BROKERS		26

15.	MISCELLANEOUS PROVISIONS		26
	15.1	Governing Law	26
	15.2	Entire Agreement	26
	15.3	Modification; Waiver	27
	15.4	Notices	27
	15.5	Expenses	27
	15.6	Assignment	27
	15.7	Severability	28
	15.8	Successors and Assigns; Third Parties	28
	15.9	Confidentiality	28
	15.10	Public Statements	28
	15.11	Drafts Not an Offer to Enter Into a Legally Binding Contract	29
	15.12	Counterparts	29
	15.13	Headings	29

ii

15.14	Time of Essence	29
15.15	Further Assurances	29
15.16	Number and Gender	29
15.17	Construction	29
15.18	Exhibits	29
15.19	Attorneys’ Fees	29
15.20	Business Days	29
15.21	Waiver of Known Defaults	30
15.22	No Course of Dealing	30
15.23	Currency	30
15.24	No Registration of Agreement	30

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2016 (the “Execution Date”), by and between LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC, a Delaware limited liability company (“Buyer”), and RECURRENT ENERGY LANDCO LLC, a Delaware limited liability company (“Seller”).  Capitalized terms used herein without definition shall have the meanings given to them in Exhibit A attached hereto.

R E C I T A L S

A.                                    Seller owns 100% of the outstanding equity interests (the “Equity Interests”) in each of the entities (each a “Land Holding Company” and collectively, the “Land Holding Companies”) as set forth on Exhibit B attached hereto.

B.                                    Each Land Holding Company owns certain real property interests and related rights at the site(s) as set forth opposite such Land Holding Company’s name on Exhibit B attached hereto.  The real property interests and related rights at each site is defined and described on Exhibit C attached hereto (each a “Property” and collectively, the “Properties”).

C.                                    Seller desires to sell, assign, transfer and convey the Equity Interests in each and all of the Land Holding Companies to Buyer, and Buyer desires to purchase, accept and assume such Equity Interests from Seller, upon and subject to the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.             PURCHASE AND SALE.  Subject to all of the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase, accept and assume from Seller, the Equity Interests in each and all of the Land Holding Companies, in each case free and clear from all Liens, other than the restrictions on transfer that may be imposed by applicable securities Laws and any Liens created by or through Buyer.

2.             PURCHASE PRICE.  The aggregate purchase price of the Equity Interests in the Land Holding Companies shall be $72,740,000 (the “Purchase Price”).  The allocation of the Purchase Price with respect to each Land Holding Company is set forth opposite such Land Holding Company’s name on Exhibit E attached hereto.  At Closing, Buyer shall pay to Seller the Purchase Price, net of all prorations as provided in Section 9.4 hereof.  In addition, at Closing, Buyer shall receive a credit of $250,000 (the “Initial Payment”) toward the Purchase Price, which amount was previously deposited by Buyer with Seller pursuant to that certain Term Sheet Purchase of Interests in Solar Project Real Estate dated July 1, 2016.

2.1              Deposit.  Buyer has delivered the Initial Payment to Stewart Title of California, Inc., a California corporation (“Escrow Holder”), 5740 Fleet Street, #100, Carlsbad, CA 92008, Attn: Carla Burchard, Branch Operation Manager/Commercial Escrow Officer.

2.2          Additional Deposit.  If Buyer delivers the Buyer’s Notice prior to the end of the Due Diligence Period (as defined in Section 3 below), Buyer shall deposit with Escrow Holder an additional amount of Five Hundred Thousand Dollars ($500,000) (the “Additional Deposit”) in cash or other immediately available funds within two (2) business days following Buyer’s delivery of the Buyer’s Notice.  The Initial Payment and the Additional Deposit (if and when the Additional Deposit is deposited with Escrow Holder as provided herein) are collectively referred to as the “Deposit.”  The Deposit shall be held by the Escrow Holder in escrow and invested in an account satisfactory to Buyer, and all interest thereon, less any fees, if any, shall be deemed a part of the Deposit.

3.             BUYER’S DUE DILIGENCE PERIOD.  Buyer acknowledges that it commenced its due diligence prior to the Execution Date and that its accountants, PricewaterhouseCoopers, LLP, reviewed copies of certain tax information pertaining to Seller and the Land Holding Companies, and Seller and Buyer agree that Buyer shall have the right to continue its due diligence until October 24, 2016 (such period being referred to herein as the “Due Diligence Period”):  (a) to review documents containing information regarding each Land Holding Company and Property, to include without limitation (i) the Charter Documents, (ii) the Ground Leases, (iii) a current preliminary title report for a standard coverage owner’s policy of title insurance for each Property (the “PTR”) and copies of all documents referenced as exceptions therein (collectively, the “Underlying Documents”), (iv) a survey of each Property (the “Survey”) (the PTR, the Underlying Documents and the Survey shall be collectively referred to herein as the “Title Documents”), (v) a Phase I Environmental Site Assessment (“Phase I”) and, if applicable, a Phase II Environmental Site Assessment (“Phase II”) for each Property, and (vi) such other documents and materials, unaudited financial statements and other financial documents pertaining to the Land Holding Companies and the Properties delivered to or made available on a secured website accessible to Buyer (the “Data Room”), the index for which is set forth on Schedule II attached hereto, together with responses within diligence log exchanged from time to time between parties, and (b) to otherwise conduct its Due Diligence of each Land Holding Company and Property as Buyer has deemed or shall deem necessary or appropriate (all such documents, agreements, reports, materials and information, collectively, the “Diligence Documents”).  In connection with the Data Room:  (1) Seller delivered to Buyer a notice of substantial completion of the Data Room on August 15, 2016; (2) Buyer provided Seller with a written notice of material due diligence items absent from the Data Room that Buyer believed to be in Seller’s reasonable possession or control on August 17, 2016 (the “Diligence Deficiency Notice”); (3) Seller delivered to Buyer Seller’s response to the Diligence Deficiency Notice on August 22, 2016; and (4) Buyer delivered to Seller a notice of substantial completion of the Data Room on August 23, 2016.  Notwithstanding anything to the contrary as set forth herein, Seller shall be under no obligation to create or commission any Diligence Documents.  Seller shall have the right to redact documents or materials furnished or made available to Buyer to delete pricing and other sensitive or proprietary information, unrelated to the Equity Interests, obligations or liabilities of the Land Holding Companies.  The date Seller and Buyer agree the Data Room is substantially complete shall be referred to as the “Diligence Start Date”.  Buyer acknowledges that Seller shall provide Buyer with copies of the existing Title Documents, Phase I, and Phase II that are in Seller’s possession, and Buyer shall be responsible for the cost (or shall reimburse Seller) of any updates to the Title Documents, Phase I, and Phase II desired by Seller in accordance with Section 9.5 below at Closing or upon the earlier termination of this Agreement.

If Buyer determines not to proceed with the purchase of the Land Holding Companies for any reason or no reason, then Buyer may, before the end of the Due Diligence Period, notify Seller in writing that Buyer has elected to terminate this Agreement and not to proceed with the Closing, and thereafter, the Initial Payment, less the sum of $100 (the “Non-Refundable Portion”) shall be returned to Buyer by Seller within five (5) business days, and neither party shall have any further rights or obligations hereunder except as provided in Section 14, Section 15.9, and Section 15.10 of this Agreement.  If Buyer determines to proceed with the purchase of the Land Holding Companies, then Buyer shall, before the end of the Due Diligence Period, so notify Seller in writing (“Buyer’s Notice”), in which case Buyer shall be deemed to have approved all of the Diligence Documents, shall deposit the Additional Deposit with the Escrow Holder, and the Deposit shall become nonrefundable except as otherwise provided in Section 7 and Section 8.3.  If Buyer does not provide written notice of its intent to proceed with the purchase of the Land Holding Companies to Seller prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to terminate this Agreement and not to proceed with the Closing, and within five (5) business days after the end of the Due Diligence Period, the Initial Payment, less the Non-Refundable Portion, shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 14, Section 15.9, and Section 15.10 of this Agreement.

4.             BUYER’S ACKNOWLEDGEMENT; WAIVERS AND RELEASES.  Buyer acknowledges, agrees and covenants as follows (subject, in any event, to Seller’s representations and warranties in Section 10 hereof (as such representations and warranties may be deemed modified or waived by Buyer pursuant to this Agreement, “Seller’s Warranties”)):

4.1              Natural Hazard Disclosures.  As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”).  Buyer and Seller acknowledge that pursuant to the Act, Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones:  (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone.  Buyer acknowledges that Seller will employ the services of the Title Companies and/or another third party selected by Seller (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to post the results of its examination in the Data Room prior to the Execution Date.  Subject to any applicable provision(s) of the Act, the written report prepared by the Natural Hazard Expert pursuant to the Act regarding the results of its examination, fully and completely discharges Seller from its disclosure obligations with respect to the Act, and, for the purposes of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.  Without limitation of Seller’s express warranties hereunder, Buyer acknowledges and agrees that nothing contained herein releases Buyer from its obligation to fully investigate and satisfy itself with the condition of each Property prior to the date hereof, including, without limitation, whether such Property is located in any Natural Hazard Area.  Buyer is solely responsible for all disclosures to subsequent prospective purchasers of each Property.

4.2              AS-IS.  Each Land Holding Company is being sold to Buyer in its present “AS IS, WHERE IS” condition “WITH ALL FAULTS.”  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS:  (A) BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH LIMITED LIABILITY COMPANY INTERESTS SUCH AS THE EQUITY INTERESTS, ENTITIES SUCH AS THE LAND HOLDING COMPANIES, AND REAL PROPERTY SUCH AS THE PROPERTY; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AGENTS, REPRESENTATIVES, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO ANY LAND HOLDING COMPANY OR PROPERTY; AND (C) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE EQUITY INTERESTS ARE BEING SOLD TO BUYER IN ITS PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS.”  SUBJECT TO THE TERMS HEREOF, BUYER HAS BEEN OR WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE LAND HOLDING COMPANY, THE PROPERTY OWNED BY SUCH LAND HOLDING COMPANY AND SUCH RELATED MATTERS AS BUYER MAY REASONABLY DESIRE AND, ACCORDINGLY, BUYER WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING THE EQUITY INTERESTS IN SUCH LAND HOLDING COMPANY.

4.3              Waivers.  Buyer acknowledges and agrees that the Diligence Documents furnished or made available by Seller to Buyer are for informational purposes only.  Subject to Section 3 hereof, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Equity Interests in each Land Holding Company, and Buyer shall not rely on any representation or warranty by Seller other than Seller’s Warranties set forth in Section 10 herein or the correctness, accuracy or completeness of any information contained in any Diligence Document or otherwise furnished or made available to Buyer by Seller in determining the Purchase Price or the allocation thereof.

5.             CONDITIONS TO CLOSING.

5.1              Buyer’s Closing Conditions.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the “Buyer’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer:

5.1.1       Seller’s Representations and Warranties.  All of the representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

5.1.2       Due Diligence.  Buyer’s completion of its due diligence during the Due Diligence Period as provided in Section 3 above.

5.1.3       Bankruptcy.  No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state or provincial Law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to the Equity Interests or Seller’s or the respective Land Holding Company’s interest in the Property or any portion thereof and not fully satisfied and released as of the Closing Date.

5.1.4       Deliveries.  Seller shall have delivered to Escrow or Buyer, as the case may be, such documents or instruments as are required to be delivered or caused to be delivered by Seller pursuant to the terms of this Agreement.

5.1.5       Title Policies.  The applicable Title Company shall be committed to issue to the applicable Land Holding Company the applicable Owner’s Title Policy with respect to each Property, including an endorsement confirming that Buyer is an additional insured party thereunder and a non-imputation endorsement.

5.1.6       Estoppel Certificates.  Seller shall have used commercially reasonable efforts to deliver or cause to be delivered to Buyer an estoppel certificate substantially in the form of Exhibit I attached hereto executed by each tenant/lessee of each Ground Lease.

5.1.7       Board Approval.  Buyer shall have obtained approval of the board of directors of Landmark LP (as defined herein) for the purchase and sale of the Equity Interests for the transaction contemplated herein.

5.2              Failure of Buyer’s Closing Conditions.  If any of Buyer’s Closing Conditions have not been fulfilled by the Closing Date in accordance with this Agreement, Buyer may:

5.2.1       waive the Buyer’s Closing Condition and complete the transactions contemplated by this Agreement in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

5.2.2       at any time after delivery of Buyer’s notice, terminate this Agreement by written notice to Seller within five (5) business days of becoming aware that the Buyer’s Closing Condition has not been fulfilled (which is not caused by a breach of any of the covenants or agreements contained in this Agreement to be complied with by Seller or a breach of any representation or warranty of Seller, which breach shall be governed by Section 6.3), in which event this Agreement (except for any provisions which survive termination by their terms) shall automatically terminate, and Seller shall pay for all of the cancellation charges of the Title Company(ies), if any.

5.3              Seller’s Closing Conditions.  The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the “Seller’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

5.3.1       Buyer’s Representations and Warranties.  All of the representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

5.3.2       Bankruptcy.  No action or proceeding shall have been commenced by or against Buyer under the federal bankruptcy code or any state or provincial Law for the relief of debtors or for the enforcement of the rights of creditors.

5.3.3       Assignment and Assumption.  As of Closing, Buyer shall have executed and delivered to Escrow Buyer’s counterparts of the Assignment and Assumption as set forth in Section 9.3.2.

5.3.4       Option Agreement for the Purchase and Sale of Real Property.  As of Closing, Buyer shall have executed and delivered as the sole member of each Land Holding Company to Escrow each Land Holding Company’s counterparts of (a) the Repurchase Option, and (b) an original executed and acknowledged applicable Memorandum of Repurchase Option for recording following the Closing in the official records of Kern County, California, and Kings County, California.

5.3.5       Deliveries.  Buyer shall have delivered to Escrow or Seller, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Agreement.

5.4              Failure of Seller’s Closing Conditions.  If any of the Seller’s Closing Conditions have not been fulfilled by the Closing Date in accordance of this Agreement, Seller may:

5.4.1       waive the Seller’s Closing Condition in accordance with this Agreement, without adjustment of the Purchase Price; or

5.4.2       terminate this Agreement by written notice to Buyer within five (5) business days of becoming aware that the Seller’s Closing Condition has not been fulfilled (which is not caused by a breach of any of the covenants or agreements contained in this Agreement to be complied with by Buyer or a breach of any representation or warranty of Buyer, which breach shall be governed by Section 6.4), in which event this Agreement (except for any provisions which survive termination by their terms) shall automatically terminate and Buyer shall pay for all of the cancellation charges of the Title Company(ies), if any.

6.             TERMINATION BEFORE CLOSING.  This Agreement may be terminated and the transaction may be abandoned at any time prior to the Closing:

6.1          By mutual written agreement of Seller and Buyer.

6.2          By Buyer pursuant to Section 5.2.2 or by Seller pursuant to Section 5.4.2.

6.3          By Buyer upon written notice to Seller if (a) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that any closing condition set forth in Section 5.1 would not be satisfied, or (b) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 5.1.1 would not be satisfied prior to the Closing Date, in each case, only if (i) Buyer shall have first given written notice to Seller identifying such breach, and (ii) Seller has not cured or remedied such breach within ten (10) business days of receipt of such notice; or

6.4          By Seller upon written notice to Buyer if (a) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that any closing condition set forth in Section 5.3 would not be satisfied, or (b) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 5.3.1 would not be satisfied prior to the Closing Date, in each case, only if (i) Seller shall have first given written notice to Buyer identifying such breach, and (ii) Buyer has not cured or remedied such breach within ten (10) business days of receipt of such notice.

7.             EFFECT OF TERMINATION.  In the event of a termination of this Agreement as provided in Section 6, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of Seller or Buyer, except that (a) the applicable provisions of Section 5.2.2, Section 5.4.2, Section 6, this Section 7, Section 8.1 (Buyer Default), Section 8.2 (Liquidated Damages), Section 8.3 (Buyer’s Remedy Upon Seller’s Default), Section 14 (Brokers), Section 15.9 (Confidentiality), and Section 15.10 (Public Statements) shall continue to apply following any such termination, (b) in the event of a termination by Buyer pursuant to Section 6.3, Buyer’s sole and exclusive remedy shall be as set forth in Section 8.3, (c) in the event of a termination by Seller pursuant to Section 6.4, Seller’s sole and exclusive remedy shall be the receipt and retention of the Deposit as liquidated damages as set forth in Section 8.1 and Section 8.2, and (d) nothing in this Section 7 or elsewhere in the Agreement shall be deemed to release any party from liability (or any limit thereof) for any fraud or willful breach of its obligations under this Agreement in any material respect.

8.             DEFAULT.

8.1           Buyer Default.  Should Buyer default under any of the terms, covenants or conditions of this Agreement prior to Closing, Seller shall have as its sole and exclusive remedy the right to terminate this Agreement in accordance with Section 6 and to retain the Deposit as liquidated damages.

8.2           Liquidated Damages.  IN THE EVENT THE TRANSACTION CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT

UNDER THIS AGREEMENT ON THE PART OF BUYER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY BY REASON OF SUCH DEFAULT BY BUYER, THE AMOUNT OF THE DEPOSIT (COMPRISED OF THE INITIAL PAYMENT AND, IF APPLICABLE, THE ADDITIONAL DEPOSIT, PLUS ANY INTEREST) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER.  THE PARTIES ACKNOWLEDGE THAT, IN THE EVENT THE TRANSACTION CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, SELLER’S ACTUAL DAMAGES BY REASON OF SUCH DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES IN THE EVENT THE TRANSACTION CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION SHALL IN ANY WAY LIMIT ANY DAMAGES FOR WHICH BUYER IS OR MAY BE LIABLE AS SET FORTH ELSEWHERE IN THIS AGREEMENT.

Seller:	Buyer:

8.3           Buyer’s Remedy Upon Seller’s Default.  Should Seller default under any of the terms, covenants or conditions of this Agreement prior to Closing, Buyer shall have as its sole and exclusive remedies, only the following: (a) the right to terminate this Agreement in accordance with Section 6 and receive a return of the Deposit; or (b) pursue a remedy of specific performance, provided that any action for specific performance is commenced within ninety (90) days after the occurrence of such default.

9.             CLOSING.

9.1              Closing Date.  Subject to the provisions of this Agreement, closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the office of Seller or the offices of Escrow Holder on the earlier of October 31, 2016 or five (5) business days following Seller’s receipt of Buyer’s Notice or on such other date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”).  As with respect to this transaction, time is of the essence, and such date and time shall not be extended without the prior written approval of both Seller and Buyer.

9.2              Deliveries by Seller.  On or before the Closing Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered into the escrow established by the applicable insuring Title Company (the “Escrow”) the following documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at Closing:

9.2.1       Assignment and Assumption.  Two (2) executed originals of an assignment and assumption agreement substantially in the form of Exhibit G attached hereto (the “Assignment and Assumption”) executed by Seller;

9.2.2       Non-Foreign Affidavit.  A non-foreign affidavit with respect to the transfer of the Equity Interests in the Land Holding Companies, substantially in the form of Exhibit H attached hereto, executed by Seller (the “Non-Foreign Affidavit”), and if required by the Title Company, a California Form 593 or other form executed by Seller and to the effect that neither Buyer nor Title Company is required to withhold any portion of the Purchase Price for payment of Taxes under any applicable Law;

9.2.3       Option Agreement for the Purchase and Sale of Real Property. (a) Two (2) executed originals of the Repurchase Option (as defined in Section 13.3 below), and (b) two (2) executed and acknowledged originals of the Memorandum of Repurchase Option (as defined in Section 13.3 below) executed by Seller, for recording following the Closing in the official records of Kern County, California, and Kings County, California;

9.2.4       Agreement Regarding Easement Form.  Two (2) executed originals of the Agreement Regarding Easement Form (as defined in Section 13.2 below);

9.2.5       Closing Statement.  A Closing Statement (as hereinafter defined) executed by Seller;

9.2.6       Proof of Authority.  Certificates of good standing and certified copies of certificate of formation of Seller, together with such proof of Seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by applicable Title Company(ies) or Buyer; and

9.2.7       Title Documents.  Such affidavits, indemnities and/or similar certifications in customary form and executed by Seller as maybe required by the Title Company to issue each Owner’s Title Policy at the Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to Seller; and

9.2.8       Other.  Such other documents and instruments (or any keys, access codes and/or combinations, if available), signed and properly acknowledged by Seller, if appropriate, as may be reasonably required by Buyer and/or the Title Company(ies) or otherwise in order to effectuate the provisions of this Agreement and Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to Seller.

9.2.9       A Guaranty of Seller’s Post-Closing Obligations in the form of Exhibit M attached hereto executed by Recurrent Energy, LLC, a Delaware limited liability company.

9.3              Deliveries by Buyer.  On or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at Closing:

9.3.1       Purchase Price.  Cash in an amount equal to the Purchase Price (less the Deposit) and all of the Buyer’s Closing Costs (and otherwise sufficient to close the transaction contemplated herein);

9.3.2       Assignment and Assumption.  Two (2) executed originals of the Assignment and Assumption, executed by Buyer;

9.3.3       Option Agreement for the Purchase and Sale of Real Property. (a) Two (2) executed originals of the Repurchase Option executed by Buyer as the sole member of each Land Holding Company, and (b) two (2) executed and acknowledged originals of the Memorandum of Repurchase Option executed by Buyer as sole member of each applicable Land Holding Company for recording following the Closing in the official records of Kern County, California, and Kings County, California.

9.3.4       Agreement Regarding Easement Form.  Two (2) executed originals of the Agreement Regarding Easement Form;

9.3.5       Closing Statement.  A Closing Statement executed by Buyer;

9.3.6       Proof of Authority.  Certificates of good standing and certified copy of the certificates of formation of Buyer, together with such proof of Buyer’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company(ies) or Seller; and

9.3.7       Other.  Such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may reasonably be required by Seller, the Title Company(ies) or otherwise in order to effectuate the provisions of this Agreement and Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to Buyer.

9.4          Prorations.

9.4.1       Rentals, revenues, and other income, if any, from the applicable Property, and ad valorem or real estate Taxes and assessments (collectively, “Real Estate Taxes”), improvement bonds, utility costs, and other expenses affecting such Property shall be prorated between Buyer and Seller as of the Closing Date based on a 365-day year, if applicable.  Real Estate Taxes shall be determined without regard to any increased assessment resulting from the transactions contemplated by this Agreement or the development or construction of the Properties after the Closing Date.  For purposes of calculating prorations, Buyer shall be deemed to be title holder of the applicable Property, and therefore entitled to the income and responsible for the expenses, from and after 12:01 a.m. Pacific Standard Time on the Closing Date.  Delinquent rentals as of Closing Date, if any, shall not be prorated, but any rental paid to Buyer after Closing shall be applied first to such delinquent rentals, if any, and Buyer shall deliver the rentals so applied to Seller within 30 days after receiving the same.  After Closing, any delinquent rent shall remain the property of Seller, but Buyer shall have no obligation to collect such delinquent rent.  Notwithstanding the foregoing, any scheduled payments that are not delinquent and that are received after Closing shall be applied to the applicable period and prorated as of the Closing Date.  All non-delinquent Real Estate Taxes  shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing Date or if supplemental Real Estate Taxes  are assessed after Closing for the period prior to Closing, the parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that Seller shall have borne all Real Estate Taxes, including all supplemental Real Estate Taxes, allocable to the period prior to Closing and Buyer shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after Closing.  If any expenses attributable to the applicable Property and allocable to the period prior to such Closing are discovered or billed after Closing, the parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that Seller shall have borne all expenses allocable to the period prior to Closing and Buyer shall bear all expenses allocable to the period from and after Closing.  Upon Closing, and except as provided in this Section 9.4.1, Buyer assumes all expenses and Real Estate Taxes, including all supplemental Real Estate Taxes, allocable to the period from and after Closing.  For the avoidance of doubt, nothing in this Section alters or modifies any obligation of any lessee under any of the Ground Leases to pay Real Estate Taxes to the extent required thereunder.  The provisions of this Section 9.4.1 shall survive Closing.

9.4.2                     The escrow officer handling the Escrow for each Title Company (the “Escrow Agent”) shall deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth:  (a) the proration amounts allocable to each of the parties pursuant to Section 9.4 hereof; and (b) the Closing Costs allocable to each of the parties pursuant to Section 9.5 hereof.  Based on each of the party’s comments, if any, to the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and delivered a final, fully executed version of a closing statement to each of the parties as of Closing (the “Closing Statement”).

9.5                                           Closing Costs.  Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’, consultants’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:

9.5.1                     all documentary transfer, land transfer, stamp, sales (including harmonized sales or goods and services) and other taxes related to the transfer of the Equity Interests, if any, which shall be paid by Buyer;

9.5.2                     Escrow Agent’s escrow fees and costs, which shall be paid one-half (½) by Seller and one-half (½) by Buyer;

9.5.3                     the cost of the Surveys, the Phase I’s and Phase II’s (if any), shall be paid by Buyer.  To the extent Seller incurs any costs relating to the Surveys and the Phase I’s and Phase II’s (if any), Buyer shall reimburse Seller for such costs at Closing; and

9.5.4                     the cost of the Owner’s Title Policies and the endorsements thereto shall be paid by Buyer.

9.6                                           Estoppel Certificate.  Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer an estoppel certificate substantially in the form of Exhibit I attached hereto executed by each tenant/lessee of the applicable Ground Lease (the “Estoppel Certificate”).

10.                               SELLER’S REPRESENTATIONS AND WARRANTIES FOR ITSELF AND THE LANDHOLDING COMPANIES.  Seller represents and warrants to and agrees with Buyer, as of the Execution Date and as of the Closing Date, as follows:

10.1                                    Due Organization of Seller and the Land Holding Companies.  Seller is a Delaware limited liability company duly organized and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of California.  Each Land Holding Company is duly organized, validly existing and in good standing under the laws of the state of its organization.  Each Land Holding Company is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on such Land Holding Company or its Property.  Each Land Holding Company has all requisite power and authority to own the Property owned by such Land Holding Company and to fulfill its obligations under the Ground Lease to which it is a party.  Each Land Holding Company has at all times complied in all material respects with the provisions of its Charter Documents and the laws of the state in which such Land Holding Company was formed.

10.2                                    Seller’s Authority; Validity of Agreements.  Seller has full right, power and authority to sell the Equity Interests to Buyer as provided in this Agreement and to carry out its obligations hereunder and under all other instruments, documents and agreement to be executed and delivered by Seller hereunder (“Seller’s Transaction Documents”).  The individual(s) executing this Agreement and Seller’s Transaction Documents on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.  This Agreement and Seller’s Transaction Documents shall be, duly authorized, executed and delivered by Seller and shall be valid, binding and enforceable obligations of Seller (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and, to Seller’s Knowledge (as hereinafter defined), do not, and as of the Closing Date will not, violate any provisions of any Contract or judicial order to which Seller is a party or to which Seller, the applicable Land Holding Company or the applicable Property is subject.

10.3                                    Consents.  Except as otherwise specifically stated herein, no consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Authority or any other Person which has not been obtained or made by Seller or the Land Holding Companies is required to be obtained or made by Seller or the Land Holding Companies in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Seller or the Land Holding Companies and the consummation by Seller and the Land Holding Companies of the transactions contemplated hereby and thereby.

10.4                                    Compliance with Laws and Permits.  To Seller’s Knowledge and except as otherwise specifically stated herein, (i) the Land Holding Companies are in compliance in all material respects with all Laws, (ii) the Land Holding Companies are not in violation of the terms of any material permits, certificates, licenses, franchises, writs, variances, exemptions, orders or other authorizations of any Governmental Authority (collectively, “Permits”) used in the operation of their businesses, and (iii) all such Permits are in full force and effect and are final and non-appealable, and no claim to revoke, suspend, limit or modify any of such Permits has been served upon Seller or the Land Holding Companies, nor to Seller’s Knowledge is any such claim pending or threatened.

10.5                                    Equity Interests.  Seller is the record and beneficial owner of, and holds good and valid title to, the Equity Interests of each Land Holding Company free and clear of all Liens, other than the restrictions on transfer that may be imposed by applicable securities Laws and any Liens created by or through Buyer.  The Equity Interests in each Land Holding Company constitute one hundred percent (100%) of the Ownership Interests in such Land Holding Company.  All of the Equity Interests in each Land Holding Company have been duly authorized and are validly issued in compliance with all applicable federal and state securities laws and are fully paid and non-assessable.  No Land Holding Company is subject to any Contracts, pledge or hypothecation agreements or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, rights (including conversion or preemptive rights) or Contracts for the purchase or acquisition of any portion of such Land Holding Company’s interests or securities convertible or exchangeable for any portion of such Land Holding Company, other than as provided in this Agreement or as may have been created by or through Buyer.  Neither Seller nor any of the Land Holding Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Ownership Interests.

10.6                                    Nature of Company’s Business.  To Seller’s Knowledge, since their formation the Land Holding Companies have not (i) engaged in any business other than its ownership of the Property, and ownership and administration of their respective interests thereunder, or (ii) owned any assets or entered into any Contracts, other than in connection with their business described in clause (i) above.  No Land Holding Company owns any securities or other debt or equity of any other Person.  To Seller’s Knowledge, there are no Contracts in effect to which the Land Holding Company is subject or bound except for those Contracts listed on Schedule III attached hereto.

10.7                                    Properties.

10.7.1                                            Each Land Holding Company owns the Property set forth opposite such Land Holding Company’s name on Exhibit B attached hereto (which Property is defined and described on Exhibit C attached hereto).  To Seller’s Knowledge, each Property is free and clear of any Lien except the Permitted Exceptions with respect to such Property.

10.7.2                                      Buyer and Seller hereby acknowledge the following:

10.7.2.1                                        The Title Company insuring the Properties for the Astoria Site, the Garland Site, and the Garland A Site have disclosed to Seller that based on the Title Company’s review of the chain of title for such Properties that certain parcels were created by deed and not by an approved parcel map approved in compliance with the California Subdivision Map Act.  Such parcels, which are identified on Schedule I attached hereto, were created prior to the respective Land Holding Company’s acquisition of the Property, and as of the Execution Date, Seller is in the process of obtaining certificates of compliance from Kern County to verify that such parcels (the “Certificate of Compliance Parcels”) constitute legal parcels under the California Subdivision Map Act.

10.7.2.2                                  The applicable Title Company has issued endorsements to each respective Land Holding Company’s existing Owner’s Title Policy of Title Insurance insuring losses resulting from a violation of the California Subdivision Map Act on the terms and conditions set forth in such endorsements.  The applicable Title Company for each respective Certificate of Compliance Parcel has informed Seller that the sale of the Equity Interests of the Land Holding Companies to Buyer will not violate the California Subdivision Map Act, and that such Title Company will continue to issue a Subdivision Map Act endorsement to each respective Land Holding Company’s Owner’s Title Policy at Closing.

10.7.2.3                                  In connection with the matters set forth in Section 10.7.2, each of Seller and Buyer acknowledge, agree and covenant as follows:  (a) Seller has not made (whether in this Agreement or in any other written or oral statement) and will not make any representation or warranty as to the Properties’ compliance with the California Subdivision Map Act and Buyer will rely solely on the applicable Owner’s Title Policies issued at Closing with respect to such matters; (b) the sale of the Equity Interests of the Land Holding Companies to Buyer does not violate the California Subdivision Map Act, and Buyer waives any right to rescind its purchase of the Equity Interests of the Land Holding Companies under this Agreement on the basis of any such alleged violation; and (c) Seller, at its cost and expense, will apply for and pursue the issuance of certificates of compliance from Kern County for the Certificate of Compliance Parcels (the issuance of which may occur post-Closing).

10.8                                    Litigation.  To Seller’s Knowledge, (a) there are no actions, suits, investigations or proceedings pending or threatened in writing against Seller with respect to the ownership or operation of any Land Holding Company or any of the Land Holding Companies, and (b) there are no judgments, orders, awards or decrees currently in effect against Seller or any

Land Holding Company with respect to the ownership or operation of any Land Holding Company.

10.9                                    Condemnation and Expropriation.  Neither Seller nor any Land Holding Company has received written notice of any currently pending proceedings to condemn or expropriate all or any portion of any Property by eminent domain or expropriation proceedings or otherwise.

10.10                             Employee Matters.

10.10.1       Since their formation, the Land Holding Companies have not and do not currently employ any employees.

10.10.2       No Company Plan exists and none have existed with respect to any Land Holding Company since its formation.  No Land Holding Company has sponsored, maintained or contributed to or been required to maintain or contribute to any benefit plan that is subject to Section 302 or 303 or Title IV of ERISA or Section 412 or 430 of the Internal Revenue Code of 1986, as amended, or is otherwise a defined benefit plan.  No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment to any person as a result of such person’s providing services or being compensated by any Land Holding Company.

10.11                             Tax Matters.

10.11.1       Tax Returns.  Each Land Holding Company has filed or will file all Tax Returns that are required to be filed on or before the applicable Closing Date (giving regard to valid extensions) and all such Tax Returns are correct and complete in all material respects.

10.11.2       Taxes Paid or Accrued.  All Taxes (whether or not shown on any Tax Return) due on or before the Closing Date by a Land Holding Company have been or will be timely paid in full on or before such Closing Date, and all Taxes that are required to be withheld or collected by such Land Holding Company have been duly withheld and collected and, to the extent required, have been timely paid to the appropriate Governmental Authority or properly deposited as required by applicable Law.

10.11.3       Assessments and Audits.  No Taxing Authority has, in writing, asserted or threatened to assert any deficiency or assessment, or proposed any adjustment, for any Taxes against any Land Holding Company that has not been fully resolved, and to Seller’s Knowledge there are no pending or threatened audits, investigations, disputes, claims or other actions for or relating to any liability for Taxes of any Land Holding Company.

10.11.4       Tax Sharing Agreements.  No Land Holding Company is a party to any Tax sharing, Tax indemnification or similar agreement currently in force (other than commercial agreements or contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

10.11.5       Tax Classification.  Each Land Holding Company has been since its formation and is currently treated as a disregarded entity for U.S. federal, state of California or local income tax purposes, and no election has been filed with respect to such entity so as to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  Further each Land Holding Company was never a corporation that was a member of a consolidated group for Tax purposes at any time and each Land Holding Company is not a successor, and never was a successor, to any member of a consolidated group for Tax purposes.

10.11.6       Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable).

10.11.7       Statute of Limitations. There are no agreements or waivers currently in effect with respect to a Land Holding Company that provide for an extension of any statute of limitations, any time with respect to the filing of any Tax Return or any time with respect to any Tax assessment, collection or deficiency.

10.11.8       Nexus. No claim has ever been made by a Governmental Authority in a jurisdiction in which no Tax Return is filed by a Land Holding Company that there may be liability in that jurisdiction in respect of Taxes that would be covered by or the subject of such entity’s Tax Return.

10.12                             Environmental Matters.

10.12.1       The Land Holding Companies are now, and to Seller’s Knowledge have always been in compliance with all applicable Environmental Laws and Environmental Permits.

10.12.2       There are no suits, claims or proceedings pending or threatened against the Land Holding Companies alleging any violation of, or liability under, any Environmental Law, Environmental Permits or any indemnity obligations to which the Land Holding Companies or its assets are subject relating to any Environmental Law or Environmental Permits.

10.12.3       The Land Holding Companies are not subject to any decree, order or judgment requiring the investigation or cleanup of any Hazardous Substance under any Environmental Law or Environmental Permits at the Properties.

10.12.4       Except to the extent disclosed to Buyer in the Data Room or in Diligence Documents otherwise made available by Seller to Buyer, there is not now and, to the Seller’s Knowledge of the Land Holding Companies, without undertaking any independent investigation, there has not been any Hazardous Substance (x) used, generated, treated, stored, transported, disposed of, released, handled on any owned, leased or easement property associated with the business of the Land Holding Companies (including, without limitation, the Properties or any portion thereof) except in full compliance with Environmental Law and Environmental Permits, or (y) otherwise existing on, under, about, or emanating from or to, the Properties except in full compliance with all applicable Environmental Laws and Environmental Permits.

10.12.5       The Land Holding Companies do not hold any Environmental Permits in connection with the operation of their businesses.

10.13                             No Material Adverse Change.  As of the Closing Date only, between the expiration of the Due Diligence Period and the Closing Date, there has been no material adverse change in the condition of the Land Holding Companies, the Equity Interests and the Properties.

10.14                             Insurance .  The Land Holding Companies are the beneficiaries of the insurance policies described on Schedule 10.14 attached hereto (each an “Insurance Policy” and together the “Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid.  No written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination, nor any written notice of breach or default under any Insurance Policy, has been received by Seller or the Land Holding Companies and no such action has been threatened.

10.15                             Financial Information.  Seller has provided to Buyer true, correct and complete copies of unaudited financial statements (including income statements and balance sheets) for:  (a) RE Astoria LandCo LLC for the past three (3) fiscal years, (b) RE Mustang LandCo LLC for the past two (2) fiscal years, and (c) RE Garland LandCo LLC and RE Garland A LandCo LLC for the past fiscal year (collectively, the “Historical Financial Statements”), and for each of the Land Holding Companies financial statements (including income statements and balance sheets) for the six months ended June, 2016 (collectively, the “Most Recent Financial Statements,” and together with the Historical Financial Statements, the “Financial Statements”).  The Financial Statements (A) have been prepared from and in accordance with the books and records of Seller and the Land Holding Companies in all material respects, (B) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved and (iii) fairly present, in all material respects, as of the dates and for the periods referred to therein the financial position of each of the Land Holding Companies and there has been no material change in the financial condition of any Land Holding Company since the date of the Most Recent Financial Statements.  The books of account and other financial records relating to the Land Holding Companies have been kept accurately in the ordinary course of business, consistent with Law in all material respects.

10.16                             Patriot Act Compliance.  Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department is a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated hereby, directly or indirectly, on behalf of, any such person, group, entity or nation.

10.17                             Seller’s Knowledge.  As used herein, the term “Seller’s Knowledge” shall mean the actual knowledge, without any investigation or inquiry, of Amanda Hamilton, Seth Israel and Brandon Wantland, who are the persons within Seller’s organization most likely to have knowledge of the matters set forth herein, provided that in no event shall the individual named in this Section 10.17 have any personal liability as a result of being designated a knowledge party hereunder.  Notwithstanding anything to the contrary as set forth herein, the term Seller’s Knowledge shall include that the knowledge of one of the foregoing persons shall be imputed to all of the foregoing persons.

10.18                             Survival and Limitation of Liability.  All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Buyer) and shall survive the Closing for a period of one (1) year, except (i) as expressly set forth in Section 13.6.7 and (ii) for the representations and warranties of Seller set forth in Sections 10.1, 10.2 and 10.5 (herein, the “Fundamental Representations”), which Fundamental Representations and warranties shall survive for the applicable statute of limitations period.  Buyer acknowledges and agrees that Seller shall not be liable for the payment of any losses or damages (collectively, “Buyer Losses”) suffered by Buyer as a result of any representation or warranty made by Seller under this Agreement being untrue, incomplete or incorrect in any material fashion, until the aggregate amount of all such Buyer Losses (as determined by a court of competent jurisdiction in a final and non-appealable order) is equal to or greater than $100,000, whereupon Seller shall be liable for all Buyer Losses in excess of $100,000 and up to a maximum liability amount equal to ten percent (10%) of the allocated Purchase Price for each Land Holding Company as set forth on Exhibit E as set forth herein (the “Cap”); provided, however, that the above $100,000 deductible and the “Cap” shall not apply to any Buyer Losses suffered by Buyer as a result of any of the Fundamental Representations made by Seller under this Agreement being untrue, incomplete or incorrect, and provided further, that in no event shall Seller’s aggregate liability under Sections 12.1 and 13.6 of this Agreement exceed the Purchase Price.  For the avoidance of doubt, Buyer hereby expressly acknowledges and agrees that Seller shall have no obligation or liability for any Buyer Losses in an amount in excess of the applicable Cap.  Notwithstanding the foregoing, to the extent that Buyer has actual knowledge that any such representation or warranty made by Seller hereunder is materially untrue, incomplete or incorrect as of the Closing Date, but nonetheless proceeds with the Closing, Buyer shall be deemed to have waived any claim against Seller for any Buyer Losses with respect to such materially untrue, incomplete or incorrect representation or warranty.  Notwithstanding anything to the contrary as set forth hereof, the Seller’s limitation on liability (including the “deductible” and the Cap) as set forth in this Section 10.18 shall not apply to terms and conditions as set forth in Section 12.1(iii) and Section 12.1(iv) hereof; provided, however, that in no event shall Seller’s aggregate liability under Sections 12.1 and 13.6 of this Agreement exceed the Purchase Price.

11.                               BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

11.1                                    Due Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

11.2                                    Buyer’s Authority; Validity of Agreements.  Buyer has full right, power and authority to purchase and acquire the Equity Interests from Seller as provided in this Agreement and to carry out its obligations hereunder and under all other instruments, documents and agreement to be executed and delivered by Buyer hereunder (“Buyer’s Transaction Documents”).  The individual(s) executing this Agreement and Buyer’s Transaction Documents on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof.  This Agreement and Buyer’s Transaction Documents shall be, duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not, and as of the Closing Date will not, violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

11.3                                    Patriot Act Compliance.  Neither Buyer nor any person, group, entity or nation that Buyer is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in the transaction contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated hereby, directly or indirectly, on behalf of, any such person, group, entity or nation.  Buyer is not engaging in the transaction contemplated hereby, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by law or that the transaction contemplated hereby or this Agreement is or will be in violation of law.  Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to any Closing. Notwithstanding anything contained in the foregoing, the foregoing representations, warranties and covenants shall not apply to, include or cover any person, group, entity, nation or other governmental authority which is an owner of any direct or indirect ownership interest in Buyer or any entity affiliated with Buyer if such ownership interest exists by means of the ownership of stock or other securities which are publicly traded on a U.S. national stock exchange.

11.4                                    Survival.  All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Seller) and shall survive the Closing for a period of one (1) year.

12.                               INDEMNIFICATION.

12.1                                    Indemnification by Seller.  Subject to the limitations set forth in Section 10.18, subsequent to the Closing Date, Seller shall indemnify, hold harmless and defend Buyer and its affiliates (including, after Closing, each Land Holding Company) and their respective officers, directors, managers and employees against any damages that any of the foregoing suffers as a result of (i) any breach or inaccuracy of Seller’s Warranties (other than the representations and warranties in Section 10.11, which shall instead be covered by the provisions of Section 13.6.6) as set forth in Section 10, (ii) any breach of any covenant or agreement of

Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement, (iii) any Real Estate Taxes incurred by any Land Holding Company attributable to any full or partial Tax period ending prior to the Closing Date for which Seller is responsible under Section 9.4.1 or Section 13.6.2, and (iv) any damages arising in connection with the disposal of Hazardous Substance by Seller or any Land Holding Company on any of the Properties in violation of Law prior to the Closing Date.  Notwithstanding anything to the contrary which may be contained in this Agreement, the indemnity set forth in this Section 12.1 shall become effective only as of the Closing Date.

12.2                                    Indemnification by Buyer.  Subsequent to the Closing Date, Buyer shall indemnify, hold harmless and defend the Seller, its affiliates, and their respective officers, directors, managers and employees against any damages that any of the foregoing suffers as a result of (i) any breach or inaccuracy of the representations and warranties by Buyer set forth in Section 11, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement, and (iii) any Taxes of any Land Holding Company for taxable periods (or portions thereof) beginning after the Closing Date.  Notwithstanding anything to the contrary which may be contained in this Agreement, the indemnity set forth in this Section 12.2 shall become effective only as of the Closing Date.

12.3                                    Damages Disallowed.  Notwithstanding any provision in this Agreement to the contrary, in no event shall either party or its affiliates be liable hereunder at any time for consequential, indirect, special or punitive damages or losses of the other party, whether in contract, tort (including negligence), strict liability or otherwise.

13.                               OTHER COVENANTS AND AGREEMENTS.

13.1                                    Operations.  From the Execution Date until the Closing or earlier termination of this Agreement, Seller shall and shall cause each Land Holding Company to manage, operate, maintain and insure the Property in a manner substantially consistent with the manner in which Seller and each Land Holding Company has managed, operated, maintained and insured the Property prior to the Execution Date;

13.1.1              not encumber the Property with any monetary lien (other than mechanics liens incurred in the ordinary course of business);

13.1.2              not dispose of or permit the disposition of any Property;

13.1.3              pay and perform in a timely manner all of its obligations as and when due;

13.1.4              not enter into or assume or permit to be entered into or assumed any Contract related to any Land Holding Company or the Property; provided, however, notwithstanding the foregoing, (a) each Land Holding Company shall have the right to grant Future Easements/Licenses (as defined below) pursuant to the Ground Lease Easement/License Provisions (as defined below), and (b) RE Mustang LandCo LLC shall have the right, subject to the written approval of the tenant under the Ground Lease with respect to the Mustang Site, to enter into a non-binding letter of intent with First Solar Development, LLC, or its affiliate (“First Solar”), which will provide First Solar with an option for non-exclusive easements for access, transmission, and temporary construction upon, across and over a portion of the Mustang Site for purposes of interconnection to the existing Pacific Gas and Electric Company switching station located on the Mustang Site (the “First Solar LOI”); provided further ,that Seller shall promptly provide Buyer with (i) any drafts of the First Solar LOI as and when submitted by Seller to First Solar and/or received by Seller from First Solar, and (ii) the fully-executed First Solar LOI if executed.

13.1.5              with respect to any Land Holding Company or the assets thereof, make any new, change in or revocation of any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period, adopt or change any method of Tax accounting; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment.

13.2                                    Government Filings.  Following the Closing, Buyer shall file, or cause to be filed, with the California Board of Equalization a Form BOE-100-B in connection with the change of ownership and/or control of the Land Holding Companies resulting from the transactions contemplated herein as required under the applicable Laws.

13.3                                    Grant of Easements.

13.3.1              The parties acknowledge and agree that, pursuant to Section 3 of each Ground Lease with respect to a Property (such provisions of each such Ground Lease the “Ground Lease Easement/License Provisions”), from and after Closing each “Owner” under a Ground Lease may, or may hereinafter be required to, grant (a) to third parties (including local public utilities or service providers) non-exclusive easements over, across and upon portions of its Property for purposes of ingress and egress, roads, constructing a substation, overhead and underground utility lines, communication lines and other related facilities and utilities for interconnection, transmission and/or telecommunications purposes and/or (b) such other easements and/or licenses for access, utilities, transmission and/or telecom to other parties (including the tenant under a Ground Lease and to owners of projects that are owned by affiliates of such tenant and located within the near vicinity of such Property, utilities and certain others), in each case as more particularly described and provided for in, and subject to the terms of, the Ground Lease Easement/License Provisions (the “Future Easements/Licenses”).

13.3.2              Following the Closing, and for so long as Buyer is the owner of the Equity Interests in an “Owner” under a Ground Lease, Buyer shall cause such “Owner” to comply with its obligations under the Ground Lease Easement/License Provisions, without any additional compensation to such “Owner”, but subject to such “Owner’s” right to reimbursement for certain expenses as expressly provided for therein.

13.3.3              In addition, following the Closing, and for so long as Buyer is the owner of the Equity Interests of RE Mustang LandCo LLC, Buyer shall cause RE Mustang LandCo LLC to grant such easements (or an option therefor) to First Solar as are provided for in the First Solar LOI, subject (i) to the approval of the form and substance of such easements (or option therefor) by Buyer and RE Mustang LandCo LLC, which approval shall not be unreasonably withheld, and by the tenant under the Ground Lease with respect to the Mustang Site and (ii) Seller’s agreement to subordinate its Repurchase Option (as defined below) to such easements (or option therefor) with respect to such Property.

13.3.4              In connection with the Closing, Seller and Buyer as sole member of each Land Holding Company shall execute an agreement in the form of Exhibit J attached hereto (the “Agreement Regarding Easement Form”) in which each Land Holding Company and Seller (with each tenant under a Ground Lease as a third party beneficiary) agrees that:  (i) the Easement for Access and Transmission and Utility Facilities substantially in the form of Exhibit J (the “Lessee Easement Form”) is reasonable and acceptable for the purposes set forth therein; and (ii) for purposes of easements granted to public utilities or service providers, the standard forms utilized by such companies are reasonable and acceptable.

13.4                                    Option to Repurchase Properties.  Concurrently with the Closing, Seller and Buyer as sole member of each Land Holding Company shall execute (a) an Option Agreement for the Purchase and Sale of Real Property substantially in the form of Exhibit K attached hereto (the “Repurchase Option”), and (b) an applicable Memorandum of Option Agreement for the Purchase and Sale of Real Property substantially in the form of Exhibit G to Exhibit K attached hereto (the “Memorandum of Repurchase Option”) for recording following the Closing in the official records of Kern County, California, and Kings County, California.  Pursuant to, and as more particularly set forth in and subject to the terms of, the Repurchase Option, each Land Holding Company shall grant to Seller a one-time exclusive right, but not the obligation, to purchase any or all of the Properties (but not a portion of any Property) at the Repurchase Price for such Property as set forth on Exhibit E attached hereto.  Pursuant to, and as more particularly set forth in and subject to the terms of, the Repurchase Option, the Repurchase Option may only be exercised during a period commencing on the date that is two (2) years prior to the Repurchase Date for such Property as set forth on Exhibit E attached hereto and ending on the date that is one (1) year prior to the Repurchase Date.

13.5                                    Audit Cooperation by Seller .  For the period of time commencing on the Execution Date and continuing through the first (1st) anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, shall reasonably cooperate with Buyer’s accountants as provided in Exhibit L attached hereto.

13.6                                    Tax Matters.

13.6.1              Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Land Holding Companies and the assets thereof, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Land Holding Companies for a period of at least seven (7) years following the Closing Date.  Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Land Holding Companies or the Tax Allocation.

13.6.2              Tax Returns. Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Land Holding Companies and assets thereof that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes (other than Real Estate Taxes which shall be prorated as provided above) in respect of the Land Holding Companies and assets thereof that are due on or before the Closing Date.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices, except as required by Law. At least ten (10) days prior to filing any such Tax Return, the Seller shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Land Holding Companies and assets thereof that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and Seller shall timely pay, or cause to be timely paid, all Taxes other than Real Estate Taxes which shall be prorated as provided above) due with respect to such Tax Returns.  Buyer shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Seller for Seller’s review a draft of such Tax Returns.  Buyer shall make any reasonable revisions requested by Seller that Seller submits to Buyer no less than five (5) business days prior to the due date of such Tax Returns.  Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by any Land Holding Company for a period that includes (but does not end on) the Closing Date (a “Straddle Period”).  Buyer shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return to Seller for Seller’s review a draft of such Tax Return.  Buyer shall make any reasonable revisions requested by Seller that Seller submits to Buyer no less than five (5) business days prior to the due date of such Straddle Period Tax Return.  With respect to Taxes other than Real Estate Taxes (which shall be prorated as provided in Section 9.4.1) of the Land Holding Companies relating to a Straddle Period, Seller shall pay to Buyer the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date.  The portion of any Tax other than Real Estate Taxes (which shall be prorated as provided in Section 9.4.1) that is allocable to the taxable period that is deemed to end on the Closing Date will be determined as though the taxable year of the Land Holding Companies terminated at the close of business on the Closing Date based on an interim closing of the books of the Land Holding Companies.  Seller shall make such payment at least two (2) business days before payment of Taxes (including estimated Taxes, but excluding Real Estate Taxes, which shall be prorated as provided above) is due.  Any Tax refund (including interest thereon) with respect to the Land Holding Companies attributable to any period ending prior to the Closing Date or that portion of a

Straddle Taxable Period ending on the Closing Date shall be the property of Seller.  If, after the Closing, Buyer or a Land Holding Company receives a refund or utilizes a credit of any Tax of a Land Holding Company attributable to a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within ten (10) business days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon net of any costs associated therewith.  Buyer shall, and shall cause the Land Holding Companies to, use commercially reasonable efforts to obtain a refund or credit of any Tax of the Land Holding Companies attributable to a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby).

13.6.3              Tax Audits and Contests. Seller shall control any Tax audit or contest with respect to a Tax period ending on or before the Closing Date and Buyer shall control any other Tax audit or contest.  Neither Buyer nor Seller shall settle any Tax audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold.  Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on any Land Holding Company’s assets.  Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Tax Allocation.

13.6.4              Allocation. The Purchase Price, and any other amounts properly taken into account under the Code, shall be allocated among the assets of the Land Holding Companies in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”).  The Tax Allocation shall be delivered by Buyer to Seller within thirty (30) days after the Closing Date and shall be consistent with the Purchase Price allocation set forth in Exhibit E.  If the Purchase Price is adjusted pursuant to the Agreement, the Tax Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 13.6.4.  Seller and Buyer agree that they will (a) report the federal, state and other income Tax consequences of the transactions contemplated hereby in a manner consistent with the Tax Allocation on all Tax Returns (including Form 8594), and (b) not take any position inconsistent therewith upon examination of any income Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Law or with the consent of the other party, provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Tax Allocation.

13.6.5              Tax Indemnity.  Subject to the limitations set forth in Section 13.6.6, Seller agrees to indemnify, save and hold harmless the Buyer and the Land Holding Companies (after Closing) from and against any and all losses or damages incurred in connection with, arising out of, resulting from or incident to (i) any Taxes

(other than Real Estate Taxes which shall be prorated as provided above) of the Land Holding Companies allocable to any Pre-Closing Tax Period; (ii) Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their affiliates (excluding the Land Holding Companies) for any Tax period, other than Taxes described in Section 9.5.1; (iii) Taxes attributable to any breach or inaccuracy of any representation in of Seller relating to Tax matters set forth in this Agreement or any failure to comply with any covenant or agreement of the Seller (including any obligation to take or cause the Land Holding Companies to take, or refrain from taking, any action under this Agreement); (iv) Taxes for which any Land Holding Company (or any predecessor thereof) is held liable under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time before or on the Closing Date; and (v) Taxes of any Person imposed on Buyer or any Land Holding Company as a transferee or successor or otherwise by operation of Law, with respect to which any Land Holding Company has an obligation to indemnify such Person pursuant to a transaction consummated on or prior to the Closing.  Payment in full of any amount due from the Seller under this Section 13.6.5 shall be made to the Buyer in immediately available funds at least two (2) business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

13.6.6              Survival and Limitation of Tax Indemnity.  All of the representations, warranties and agreements of Seller pertaining to Taxes as set forth in Section 10.11 and Section 13.6 of this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Buyer) and shall survive the Closing as provided in Section 13.6.7.  Buyer acknowledges and agrees that Seller shall not be liable for the payment of any losses or damages (collectively, “Buyer Tax Losses”) suffered by Buyer in connection with any of the provisions of Section 10.11 or Section 13.6 of this Agreement until the aggregate amount of all such Buyer Tax Losses is equal to or greater than $100,000, whereupon Seller shall be liable for all Buyer Tax Losses in excess of $100,000 and up to a maximum liability amount equal to ten percent (10%) of the total Purchase Price herein (the “Tax Cap”).  Buyer shall provide Seller with reasonable supporting documents, including the determination from the applicable taxing authority, detailing the calculation and amount of the Buyer Tax Losses.  For the avoidance of doubt, Buyer hereby expressly acknowledges and agrees that Seller shall have no obligation or liability for any Buyer Tax Losses in an amount in excess of the Tax Cap.  Notwithstanding the foregoing, to the extent that Buyer has actual knowledge that any such representation or warranty made by Seller hereunder is materially untrue, incomplete or incorrect as of the Closing Date, but nonetheless proceeds with the Closing, Buyer shall be deemed to have waived any claim against Seller for any Buyer Tax Losses with respect to such materially untrue, incomplete or incorrect representation or warranty.

13.6.7              Survival Period. Notwithstanding any other provision of this Agreement, the representations, warranties and agreements contained in Section 10.11 and this Section 13.6 shall survive the Closing and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (including any applicable extensions).

13.6.8              Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

13.6.9              Tax Treatment of Indemnity Payments. Any payments made pursuant to Section 12.1 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

13.7                                                            Certificate of Compliance.  Notwithstanding anything to the contrary as set forth herein, and subject to the terms set forth in Section 10.7.2.3(c) hereof, Seller shall use commercially reasonable efforts to continue to pursue at its sole cost and expense, final approval of any and all pending certificates of compliance related to the Properties.

14.                               BROKERS.  Buyer and Seller each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation (“Commission”) shall or may become due or payable in connection with the transaction contemplated hereby.  Seller shall indemnify, defend, protect and hold Buyer harmless from and against any and all claims incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Seller contained in this Section 14.  Buyer shall indemnify, defend, protect and hold Seller harmless from and against any and all claims incurred by Seller by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 14.  The provisions of this Section 14 shall survive the Closing or earlier termination of this Agreement.

15.                               MISCELLANEOUS PROVISIONS.

15.1                                    Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of California, without regard to its principles of conflicts of law.

15.2                                    Entire Agreement.  This Agreement, including the exhibits attached hereto, and the Transaction Documents constitutes the entire agreement between Buyer and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

15.3                                    Modification; Waiver.  No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.4                                    Notices.  All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered or certified mail, by facsimile or by Federal Express (or other reputable overnight delivery service) as follows:

To Buyer:                                                                                         Landmark Infrastructure Operating Company LLC
c/o Landmark Dividend LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attention:  Legal Department
Telephone:  (424) 543-2061
Facsimile:    (424) 543-2061

To Seller:                                                                                             Recurrent Energy LandCo LLC
c/o Recurrent Energy, LLC

300 California Street, 7th Floor

San Francisco, CA 94104
Attention: Office of the General Counsel
Telephone:  (415) 675-1500
Facsimile:   (415) 675-1501

or to such other address or such other person as the addressee party shall have last designated by notice to the other party.  All Notices shall be deemed to have been given when received.  All Notices given by facsimile shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by facsimile.

15.5                                    Expenses.  Subject to the provision for payment of the Closing Costs in accordance with the terms of Section 9.5 hereof and any other provision of this Agreement, whether or not the transaction contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.6                                    Assignment.  Neither all nor any portion of either party’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (including, without limitation, by a transfer of interests in such party) (collectively, a “Transfer”), without the prior written consent of the other party hereto, which consent may be granted or denied in its sole and absolute discretion; provided, however, Buyer shall have the unconditional right, but with written notice to Seller, to assign its interest in this Agreement to Landmark Infrastructure Partners LP, a Delaware limited partnership (“Landmark LP”), or a subsidiary of Landmark LP.  Any attempted Transfer in violation of this paragraph and without the required consent shall be null and void.  No Transfer, whether with or without consent, shall operate to release the party making a Transfer or alter such party’s primary liability to perform its obligations under this Agreement.

15.7                                    Severability.  Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

15.8                                    Successors and Assigns; Third Parties.  Subject to and without waiver of the provisions of Section 15.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

15.9                                    Confidentiality.  Buyer acknowledges that all information provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby, is subject to the terms of that certain Mutual Nondisclosure Agreement between Recurrent Energy, LLC, and Landmark Dividend LLC, dated June 4, 2016 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  In addition to the foregoing, each party agrees to maintain in confidence, and not to disclose to any third party without the other party’s prior consent, the terms and provisions of this Agreement; provided, however, that each party, its agents and representatives may disclose such information (i) to such party’s accountants, attorneys, lenders, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know (in Seller’s or Buyer’s reasonable discretion) such information in order to assist, and perform services on behalf of, Seller or Buyer, but the disclosing party shall remain responsible for its Representatives’ compliance with the confidentiality provisions of this Agreement; (ii) to the extent required by any applicable statute, law, regulation, governmental authority or court order or as appropriate to meet disclosure obligations of such party under applicable securities laws or stock exchange rules; and (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

15.10                             Public Statements.  Each of the parties hereto shall not (and shall cause its affiliates not to) issue any press release or any similar public statement regarding the transactions contemplated by this Agreement unless both parties consent to such public statement (such consent from either party shall not be unreasonably withheld, conditioned or delayed) and have approved the contents of any such public statement; provided, however, that Seller acknowledges that Buyer intends to and shall be entitled to disclose and file a copy of this Agreement with the Securities and Exchange Commission (the “SEC”) (but not the exhibits or schedules hereto, unless otherwise required under applicable securities laws or stock exchange rules or requested by the SEC) on Form 8-K or Form 10-K pursuant to the Securities Act of 1933, as amended, and the regulations thereunder; provided further, however, that following the Closing, Buyer shall also be entitled to disclose and file a copy of the Repurchase Option in the form executed by the parties at Closing with the SEC on Form 8-K or Form 10-K.

15.11                             Drafts Not an Offer to Enter Into a Legally Binding Contract.  The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract.  The parties shall be legally bound with respect to the purchase and sale of the Equity Interests in the Land Holding Companies pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits and Schedules hereto.

15.12                             Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

15.13                             Headings.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

15.14                             Time of Essence.  Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.15                             Further Assurances.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at Closing or after Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transaction contemplated hereby.

15.16                             Number and Gender.  Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

15.17                             Construction.  This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

15.18                             Exhibits.  All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

15.19                             Attorneys’ Fees.  In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, terms or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

15.20                             Business Days.  As used herein, the term “business day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of California.  In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next business day.

15.21                             Waiver of Known Defaults.  Notwithstanding anything to the contrary contained herein, in the event that either party hereto has actual knowledge of the default of the other party (a “Known Default”), but nonetheless elects to consummate the transaction contemplated hereby and proceeds to Closing, then the rights and remedies of the non-defaulting party shall be waived with respect to any such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

15.22                             No Course of Dealing. Seller has entered into this Agreement on the express understanding with Buyer that in entering into this Agreement Seller is not establishing any course of dealing with Buyer and, for the avoidance of doubt, except as expressly set forth herein, no action shall be deemed to create a binding future obligation of Seller or course of dealing pursuant to this Agreement.

15.23                             Currency.  All reference to currency in this Agreement shall be deemed to be reference to United States dollars.

15.24                             No Registration of Agreement.  The Buyer shall not register this Agreement or any notice of this Agreement on title to any Property.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

LANDMARK INFRASTRUCTURE OPERATING COMPANY LLC, a Delaware limited liability company

By:	/s/ George Doyle
Name: George Doyle
Title:Authorized Signatory

[Additional Signature Page Follows]

SELLER:

RECURRENT ENERGY LANDCO LLC,
a Delaware limited liability company

By:	/s/ Helen Kang Shin
Name: Helen Kang Shin
Title: Vice President